Name of Registrant:
Templeton Emerging Markets Income Fund

File No. 811-07866

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 26, 2010. The purposes of the meeting was to elect five (5) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Frank J. Crothers, Frank A. Olson, Gregory E. Johnson, Charles B. Johnson and J. Michael Luttig and the ratification of PricewaterhouseCoopers LLP. No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal 1.  The election of five Trustees:



Term Expiring 2013    For      % of     % of            % of        % of
                            outstanding Shares         Outstanding Present and
                              SharesVoted  Withheld    Shares     Voting


Frank J. Crothers  42,952,552 90.73%   97.46%   1,117,609    2.36%      2.54%
Frank A. Olson     42,750,368 90.31%   97.01%   1,319,793    2.79%      2.99%
Charles B. Johnson 42,754,670 90.32%   97.02%   1,315,491    2.78%      2.98%
Gregory E. Johnson 42,834,380 90.48%   97.20%   1,235,781    2.61%      2.80%



Term Expiring 2011   For     % of       % of           % of          % of
                          outstanding  Shares          outstanding Present and
                              Shares   Voted   Withhled  Shares        Voting

J. Michael Luttig 42,912,212  90.65%   97.37%  1,157,949   2.45%        2.63%

*Harris J. Ashton, Ann Torre Bates, Edith E. Holiday, David W. Niemiec, Larry D. Thompson, Constantine D. Tseretopoulos and Robert E. Wade
Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010.

	 Shares Voted	% of outstanding Shares	% of Voted Shares
For       43,403,363            91.69%            98.49%
Against      374,105             0.79%             0.85%
292,692      292,692             0.62%             0.66%
Total	  44,070,160            93.10%           100.00%